Exhibit 10.89

May 16, 2008

James C. Reagan

2060 Beacon Heights Drive

Reston, VA 20191

Re:	Separation Agreement and Release

Dear Jim:

This is to confirm our agreement with respect to the mutual termination of your employment with Deltek, Inc. (“Deltek”). This Separation Agreement and Release letter (“Separation and Release”) explains in detail both your rights and obligations and those of Deltek upon the mutual termination of your employment.

Employment Separation

Deltek and you entered into an employment letter, dated October 6, 2005 (the “Employment Letter”), a copy of which is attached as Attachment 1, and an amendment to the Employment Letter, dated May 2, 2007 (the “Amended Employment Letter”), a copy of which is attached as Attachment 2. By signing this Separation and Release, you agree, subject to Deltek’s agreements herein and compliance with this Separation and Release, to waive any and all rights or entitlements to the benefits set forth in Section 8 of the Employment Letter and those set forth in the Amended Employment Letter regarding severance payments and other benefits upon the termination of your employment.

You and Deltek mutually agree that, effective as of May 16, 2008, you will no longer serve as Executive Vice President, Chief Financial Officer and Treasurer of Deltek. Effective May 16, 2008, you will serve as Vice President, Finance. As Vice President, Finance, your base salary will remain unchanged, and you will be paid in accordance with Deltek’s standard payroll policy. For the avoidance of doubt, the continuation of base salary hereunder will occur and be paid by Deltek regardless of any other employment you may obtain on or before the Termination Date, provided that such employment is permissible under Section 1 of the Employment Agreement (as defined below) regarding non-competition. However, you will not be eligible to participate in Deltek’s bonus plan.

You and Deltek further mutually agree that your employment with Deltek will end effective November 16, 2008 (the “Termination Date”). Thereafter, you will no longer be an employee of Deltek. Deltek will pay you all earned and unpaid salary as of the last day of your employment, together with any accrued and untaken vacation pay, less applicable withholding taxes required by law. Deltek will also reimburse you for any non-reimbursed reasonable business expenses you incurred on or prior to the Termination Date. Deltek will include all such payments in your final paycheck on or about November 22, 2008.

Between May 16, 2008 and the Termination Date you will be available to provide transitional services to Deltek and support any successor Chief Financial Officer and Treasurer of Deltek. Except as described above, provided that you timely execute this Separation and Release and the Waiver and Release of Claims attached as Attachment 3 to this Agreement (the “Waiver and Release”), and at Deltek’s sole discretion, you will be excused from reporting to work from May 16, 2008 through the Termination Date.

Further, provided that you timely execute and re-execute this Separation and Release and the Waiver and Release, Deltek will continue to pay the cost for group employee medical and dental benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by Deltek’s group plans through May 16, 2009, or until you become eligible for group insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage. You understand that you have an obligation to inform Deltek if you receive group health coverage from another employer before May 16, 2009 and that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense. The period of such company-paid COBRA coverage shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you. Deltek will provide you with a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call Holly Kortright, Senior Vice President, Human Resources, if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case Deltek needs to mail correspondence to your attention.

Released Claims

In consideration of the foregoing, you and Deltek, by signing below, hereby further agree to the Waiver and Release, and you agree to execute the Waiver and Release as of the date of this Separation and Release and as of the Termination Date.

Enforcement of this Separation and Release

Any proceeding arising out of or relating to this Separation and Release shall be brought in the courts of the Commonwealth of Virginia, Fairfax County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Separation and Release in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in this paragraph may be served on any party anywhere in the world. Each party waives any right to a trial jury, to the extent lawful, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding or litigation whatsoever between them relating to this Separation and Release or any matter contemplated by this Separation and Release.

The preceding paragraph notwithstanding, the parties also agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Separation and Release, with the exception of a claim brought by you as to the validity of this Separation and Release under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous

Deltek will waive its rights and benefits under Section 3 of the Shareholders’ Agreement (the “Shareholders’ Agreement”), dated as of April 22, 2005 and as amended, by and among Deltek, the NMP Entities, the deLaski Shareholders and the additional parties to the Shareholders’ Agreement, with respect to the “no sale,” “drag along” and “tag along” provisions of the Shareholders’ Agreement and will obtain the waiver of those rights and benefits by the NMP Entities, as defined in the Shareholders’ Agreement. The waiver of these obligations will be effective as of November 16, 2008.

You agree to return all Deltek property to Holly Kortright upon request by Deltek. You further agree to refrain from making any disparaging or derogatory remarks regarding Deltek, its products, its services or its employees.

You acknowledge and agree that, with regard to Deltek’s confidential and proprietary information, your obligations pursuant to Section 1 of the Employee Agreement, dated as of October 6, 2005, between Deltek and you (the “Employee Agreement”) will remain in effect. A copy of your Employee Agreement is attached as Attachment 4 for your reference.

You acknowledge and agree that if Section 409A of the Internal Revenue Code of 1986, as amended, would cause the imposition of an excise tax on the salary payment if paid as described above, then the portion of the salary payments that may be paid (in whole or in part) as described above without the imposition of the excise tax shall be paid as described above, and the remaining portion of the salary payments shall be made at such time as the excise tax would not be imposed but for the application of Section 409A.

You acknowledge and agree that any unvested stock options granted to you by Deltek cease vesting on the Termination Date and will be forfeited. Any vested stock options granted pursuant to Deltek’s 2005 Stock Option Plan remain exercisable for a period of 180 days starting on the Termination Date. Any vested options granted pursuant to Deltek’s 2007 Stock Incentive and Award Plan remain exercisable for a period of 45 days starting on the Termination Date.

This Separation and Release constitutes the entire agreement between you and Deltek with respect to any matters referred to in this Separation and Release. This Separation and Release supersedes any and all of the other agreements between you and Deltek, except for Section 1 of the Employment Agreement regarding confidential and proprietary information and non-competition, which remains in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct that are not expressly set forth in this Separation and Release shall be implied or are binding. By signing below, you acknowledge that you understand and agree that this Separation and Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or Deltek. You also agree that if any provision of this Separation and Release is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Separation and Release will be interpreted and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles of the Commonwealth of Virginia.

Prior to the execution of this Separation and Release, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. Deltek has informed you in writing to consult an attorney before signing this Separation and Release, if you wish. Deltek has also given you at least 21 days in which to consider this Separation and Release, if you wish. You also understand that for a period of seven (7) days after you sign this Separation and Release, you may revoke this Separation and Release, and that the Separation and Release shall not become effective until seven (7) days from the date of your signature.

You acknowledge that you have read this Separation and Release and understand all of its terms. You further acknowledge and agree that this Separation and Release is executed voluntarily and with full knowledge of its legal significance.

You expressly agree that this Separation and Release becomes effective upon your timely signing of this Separation and Release. You further expressly agree to re-execute this Separation and Release on your last day of employment, and you acknowledge that Deltek’s obligations under this Separation and Release shall be contingent on your re-execution of this Separation and Release.

Finally, you agree that you will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Separation and Release without Deltek’s prior written consent, unless required to do so by law. Notwithstanding this provision, you are authorized to disclose this Separation and Release to your spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Separation and Release in strictest confidence. You are further authorized to make appropriate disclosures as required by law, provided that you notify Deltek in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. You further acknowledge that Deltek may disclose the existence, reason for or contents of this Separation and Release if it is required to do so by law, including, but not limited to, the Federal securities laws.

/s/ Kevin Parker	Dated: May 16, 2008
Kevin Parker
President and Chief Executive Officer
Deltek, Inc.

Acceptance of Separation and Release

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE SEPARATION AND RELEASE IN EXCHANGE FOR THE BENEFITS AND CONSIDERATIONS PROVIDED IN THE SEPARATION AND RELEASE.

/s/ James Reagan	Dated: May 16, 2008
James Reagan